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                                                                    Exhibit 12.1

            Starwood Lodging Trust and Starwood Lodging Corporation
          Combined Computation of Ratio of Earnings to Fixed Charges
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                                                                            12 Months Ending
                                        -------------------------------------------------------------------------------------------
                                        12-31-95         12-31-94        12-31-93        12-31-92         12-31-91        12-31-90
                                       --------------------------------------------------------------------------------------------

Income from continuing operations
 before provision for income taxes     $18,138,000     $(4,663,000)    $(7,032,000)    $(19,743,000)   $(22,084,000)   $(27,586,000)

Add
  Amortization of debt issuance
    costs                                  670,000          86,000              --               --              --              --
  Interest expense                      13,138,000      17,606,000      15,187,000       14,208,000      16,458,000      16,408,000
                                        -------------------------------------------------------------------------------------------
Income as adjusted                      31,946,000      13,029,000       8,155,000       (5,535,000)     (5,626,000)    (11,178,000)
                                        ===========================================================================================
Fixed charges:
 Interest expense                       13,138,000      17,606,000      15,187,000       14,208,000      16,458,000      16,408,000
 Amortization of debt issuance costs       670,000          86,000              --               --              --              --
                                        -------------------------------------------------------------------------------------------
    Total fixed charges                $13,808,000     $17,692,000     $15,187,000      $14,208,000     $16,458,000     $16,408,000
                                       ============================================================================================
    Ratio of Earnings to Fixed
      Charges                                 2.31x            .74x            .54x            (.39x)          (.34x)         (.68x)
Earnings inadequate to cover
 fixed charges by:                         n/a          $4,663,000      $7,032,000      $19,743,000     $22,084,000     $27,586,000

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